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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b).
                               (AMENDMENT NO. 1)*


                                 InforMax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45677N 205
        -----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G


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CUSIP No.      45677N 205                                                 Page     1     of    5   Pages
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
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1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Alexander Titomirov, Ph.D.
---------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                           (a) [ ]
                                                                                                      (b) [ ]

---------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
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                        5     SOLE VOTING POWER

      NUMBER OF                      5,112,200
        SHARES        -----------------------------------------------------------------------------------------------
     BENEFICIALLY       6     SHARED VOTING POWER
       OWNED BY
         EACH                        0
      REPORTING       -----------------------------------------------------------------------------------------------
        PERSON          7     SOLE DISPOSITIVE POWER
         WITH:
                                     5,112,200
                      -----------------------------------------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                      0
---------------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 5,112,200
---------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                                                    [ ]

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               17.8 %
---------------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               IN
---------------------------------------------------------------------------------------------------------------------
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                                  SCHEDULE 13G


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CUSIP No.         45677N 205                                              Page     2     of    5      Pages
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Item 1(a)      Name of Issuer:

               InforMax, Inc.

           (b) Address of Issuer's Principal Executive Offices:

               InforMax, Inc.
               7600 Wisconsin Avenue
               Suite 1100
               Bethesda, MD 20814

Item 2(a):     Name of Persons Filing:

               Alexander Titomirov, Ph.D.

           (b) Address of Principal Business Office or, if none, Residence:

               c/o InforMax, Inc.
               7600 Wisconsin Avenue
               Suite 1100
               Bethesda, MD 20814

           (c) Citizenship:

               United States

           (d) Title of Class of Securities:

               Common stock, par value $.001 per share

           (e) CUSIP Number:

               45677N 205

Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

           Not applicable.
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                                  SCHEDULE 13G


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CUSIP No.         45677N 205                                              Page    3    of   5    Pages
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Item 4:        Ownership:

               As of December 31, 2001:

               (a)    Amount Beneficially Owned:

                      5,112,200

               (b)    Percent of class:

                      17.8%

               (c)    Number of shares to which such person has:

                      (i)    Sole power to vote or to direct the vote:

                             5,112,200

                      (ii)   Shared power to vote or to direct the vote:

                             None

                      (iii)  Sole power to dispose or to direct the disposition of:

                             5,112,200

                      (iv)   Shared power to dispose or to direct the disposition of:

                             None

Item 5:        Ownership of Five Percent or Less of Class:

               Not applicable.

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.
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                                  SCHEDULE 13G


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CUSIP No.         45677N 205                                              Page   4    of    5    Pages
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Item 7:        Identification and Classification of the Subsidiary Which Acquired the Security Being Reported
               on By the Parent Holding Company:

               Not applicable.

Item 8:        Identification and Classification of Members of the Group:

               Not applicable.

Item 9:        Notice of Dissolution of Group:

               Not applicable.

Item 10:       Certification:

               Not applicable.
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CUSIP No.         45677N 205                                              Page   5    of    5    Pages
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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Date:  February 8, 2002



                                   By: /s/  Alexander Titomirov, Ph.D.
                                      ----------------------------------------
                                            Alexander Titomirov, Ph.D.